Exhibit 99.1

News Release
Republic First Bancorp, Inc. July 23, 2021

REPUBLIC FIRST BANCORP, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS

DEPOSITS GROW 25% AND NET INCOME INCREASES 578% YEAR OVER YEAR

Philadelphia, PA, July 23, 2021 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended June 30, 2021.

Q2-2021 Financial Highlights

Net income for the six month period ended June 30, 2021 increased by 578% to $13.0 million, or $0.17 per diluted share, compared to net income of $1.9 million, or $0.03 per diluted share, for the six month period ended June 30, 2020.

Net income for the quarter ended June 30, 2021 increased by 136% to $5.9 million, or $0.08 per diluted share, compared to net income of $2.5 million, or $0.04 per diluted share, for the quarter ended June 30, 2020.

The improvement in earnings was driven by the strong growth in revenue while our focus on cost control initiatives continues to limit expense growth. During the first six months of 2021 total revenue increased 38% and non-interest expense increased by 11% compared to the first six months of 2020.

Total deposits increased by $916 million, or 25%, to $4.6 billion as of June 30, 2021 compared to $3.6 billion as of June 30, 2020. New stores opened since the beginning of the “Power of Red is Back” expansion campaign are currently growing deposits at an average rate of $34 million per year, while the average deposit growth for all stores over the last twelve months was approximately $29 million per store.

Excluding the impact of PPP loans, total loans grew $252 million, or 13%, to $2.1 billion as of June 30, 2021 compared to $1.9 billion at June 30, 2020.

Asset quality remains strong as the ratio of non-performing assets to total assets declined to 0.26% as of June 30, 2021. Only one loan customer was still deferring loan payments at the end of the second quarter. This deferral relates to approximately $2.1 million of outstanding loan balances which is less than 0.1% of total loans.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“I am extremely pleased to report our financial results for the second quarter of 2021. Earnings have dramatically improved year over year as we continue to maintain our focus on cost control initiatives while increasing revenue. In addition, we continue to produce exceptional results from a balance sheet perspective. The Power of Red is Back expansion strategy has again resulted in strong organic growth in assets, loans and deposits far above industry standards during the second quarter of 2021.”

“It is our goal to deliver best in class service across all delivery channels…..in-store, by phone, online and mobile options....as we strive to create new FANS each and every day. In today’s world we clearly recognize the need to meet customer expectations through any delivery method that they prefer. To complement our in-store experience we are continuously investing in our technology platforms to provide our FANS with a total banking experience unmatched by any of our competitors.”

Financial Summary for the Period Ended June 30, 2021

The changes in the balance sheet as of June 30, 2021 were impacted by the effect of the PPP loan program. A portion of the increase in cash balances, outstanding loans, and outside borrowings will be short-term in nature and will change as the borrowers that received PPP loans submit applications for forgiveness to the SBA. A summary of the balance sheet presented with and without the impact of the PPP loan program for the period ended June 30, 2021 can be found in the following table:

($ in millions)	Actual	Actual	Actual	YOY Growth
	06/30/21	03/31/21	06/30/20	($)	(%)
Assets	$5,377	$5,396	$4,434	$943	21%
Assets (excluding PPP)*	4,997	4,763	3,781	1,216	32%
Loans	2,521	2,706	2,542	(21)	(1%)
Loans (excluding PPP)*	2,141	2,073	1,889	252	13%
Deposits	4,560	4,363	3,644	916	25%
PPPLF Borrowings	388	611	438	(50)	(11%)

*Note: See disclosure related to non-GAAP financial measures at the end of this release.

A summary of the income statement for the period ended June 30, 2021 can be found in the following table:

($ in millions, except	Three Months Ended			Six Months Ended
per share data)	06/30/21	06/30/20	Change	06/30/21	06/30/20	Change
Total Revenue	$38.3	$30.9	24%	$80.0	$58.1	38%
Non-Interest Expense	30.5	26.7	14%	59.9	53.9	11%
Income Before Tax	7.8	3.2	144%	17.2	2.3	658%
Net Income	5.9	2.5	136%	13.0	1.9	578%
Earnings per share (diluted)	$0.08	$0.04	100%	$0.17	$0.03	467%

PPP Loan Program

The Paycheck Protection Program (“PPP”) included in the CARES Act approved during the first quarter of 2020 authorized financial institutions to make loans to companies that were impacted by the devastating economic effects of the COVID-19 pandemic. We responded by quickly developing a process to accept applications for the program not only from our valued small business customers, but from non-customers throughout our community as well. The Economic Aid Act approved by Congress during the fourth quarter of 2020 provided additional funding for a second round of PPP loans.

We originated approximately $1 billion in PPP loans making us one the top PPP lenders in the country when comparing PPP loans to total loans outstanding.

We are now assisting borrowers that obtained PPP loans with applications to the SBA to forgive the balances that were used toward expenditures authorized under the program. As of the date of this release approximately $600 million in PPP loans that we originated have been forgiven by the SBA.

Origination fees paid by the SBA to Republic are being recognized as income over the life of the loans or until the balances have been repaid or forgiven. Approximately $13 million in fees have been deferred and will recognized in future periods.

More than 50% of the applications received during the first round of PPP were from businesses that were not existing customers of Republic Bank, many of which have switched their primary banking relationship to Republic.

Additional Financial Highlights

Total assets increased by $943 million, or 21%, to $5.4 billion as of June 30, 2021 compared to $4.4 billion as of June 30, 2020. Excluding the short-term impact of the PPP loan program total assets increased by $1.2 billion, or 32%, year over year.

The net interest margin increased by 16 basis points to 2.80% for the six months ended June 30, 2021 compared to 2.64% for the six months ended June 30, 2020. This increase was primarily driven by a decline in the cost of funds during the first half of 2021.

We have thirty-two convenient store locations open today. During the second quarter we opened our newest store in Deptford, NJ and we have broken ground on a future store location in Ocean City, NJ which we also expect to open during 2021.

Our residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. Loan production remains strong despite the impact of the COVID-19 pandemic. The Oak Mortgage team originated more than $800 million in mortgage loans over the last twelve months which is a record high for the Oak Mortgage Team.

Total Risk-Based Capital ratio was 13.31% and Tier I Leverage Ratio was 7.28% at June 30, 2021.

Book value per common share increased to $4.62 as of June 30, 2021 compared to $4.34 as of June 30, 2020.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended
	06/30/21	03/31/21	% Change	06/30/20	% Change
Net Interest Income	$30,639	$31,432	(3%)	$22,427	37%
Non-interest Income	7,680	10,275	(25%)	8,424	(9%)
Total Revenue	38,319	41,707	(8%)	30,851	24%
Provision for Loan Losses	-	3,000	(100%)	1,000	(100%)
Non-interest Expense	30,518	29,347	4%	26,664	14%
Income Before Taxes	7,801	9,360	(17%)	3,187	145%
Provision for Taxes	1,867	2,292	(19%)	675	177%
Net Income	5,934	7,068	(16%)	2,512	136%
Preferred Stock Dividend	875	875	0%	-	100%
Net Income Attributable to Common Shareholders	5,059	6,193	(18%)	2,512	101%
Earnings per share	$0.08	$0.09	(11%)	$0.04	100%

Net income increased to $5.9 million, or $0.08 per share, for the three month period ended June 30, 2021, compared to net income of $2.5 million, or $0.04 per share, for the three month period ended June 30, 2020.

We continue to demonstrate progress with operating leverage which drives improved earnings. Total revenue increased by 24% while non-interest expense increased by 14%, during the second quarter of 2021 compared to the second quarter of 2020.

Net interest income increased to $30.6 million during the second quarter of 2021 compared to $22.4 million during the second quarter of 2020. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the “Power of Red is Back” expansion strategy. We also continue to amortize the fees associated with the origination of PPP loans which is reported as interest income and is recognized over the life of the loans. Approximately $13 million in origination fees related to the PPP loan program have been deferred as of June 30, 2021 and will be recognized over the life of the loans in future periods.

The net interest margin for the three month period ended June 30, 2021 increased by 9 basis points to 2.64% compared to 2.55% for the three month period ended June 30, 2020. The net interest margin declined by 33 basis points on a linked quarter basis as a result of a decrease in the recognition of PPP origination fees compared to the first quarter of 2021.

Non-interest income declined to $7.7 million during the quarter ended June 30, 2021, compared to $8.4 million during the quarter ended June 30, 2020. The decrease is primarily attributable to the gain on the sale of investment securities recognized during the second quarter of 2020 which did not recur in the second quarter of 2021.

Non-interest expense increased by 14%, to $30.5 million during the quarter ended June 30, 2021, compared to $26.7 million during the quarter ended June 30, 2020. The growth in expenses year over year was mainly driven by an increase in salaries and benefit costs. Salary expense increased primarily as a result of merit increases and the cost for medical and dental benefits have returned to normal levels after a significant decline during the early stages of the pandemic in 2020. Other operating expenses have grown as a result of our growth strategy.

A dividend on the outstanding shares of preferred stock in the amount of $0.9 million was declared and paid during the second quarter of 2021. The preferred stock was initially issued in August 2020 and pays a dividend at an annual rate of 7.00%.

	Six Months Ended
	06/30/21	06/30/20	% Change
Net Interest Income	$62,071	$43,181	44%
Non-interest Income	17,955	14,969	20%
Total Revenue	80,026	58,150	38%
Provision for Loan Losses	3,000	1,950	54%
Non-interest Expense	59,865	53,936	11%
Income Before Taxes	17,161	2,264	658%
Provision for Taxes	4,159	345	1106%
Net Income	13,002	1,919	578%
Preferred Stock Dividend	1,750	-	100%
Net Income Attributable to Common Shareholders	11,252	1,919	486%
Earnings per share	$0.17	$0.03	467%

Net income increased to $13.0 million, or $0.17 per share, for the six month period ended June 30, 2021, compared to net income of $1.9 million, or $0.03 per share, for the six month period ended June 30, 2020. Similar to the results for the three month period ended June 30, 2021, improved operating leverage also drove better earnings during the six month period ended June 30, 2021. Total revenue increased by 38% while non-interest expense increased by 11%, during the first six months of 2021 compared to the first six months of 2020.

Net interest income increased to $62.1 million during the six month period ended June 30, 2021 compared to $43.2 million during the six month period ended June 30, 2020. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the “Power of Red is Back” expansion strategy. We also continue to amortize the fees associated with the origination of PPP loans which is reported as interest income and is recognized over the life of the loans. The net interest margin for the six month period ended June 30, 2021 increased by 16 basis points to 2.80% compared to 2.64% for the six month period ended June 30, 2020.

Non-interest income increased by $3.0 million, or 20%, to $18.0 million for the six month period ended June 30, 2021, compared to $15.0 million for the six month period ended June 30, 2020. The increase is attributable to higher mortgage banking income driven by residential mortgage loan originations. The increase was also a result of higher service fees on deposit accounts which is driven by growth in deposit balances and an increase in the number of deposit accounts in addition to the impact of the new branding and processing agreements with VISA.

Non-interest expense increased by 11%, to $59.9 million during the six months ended June 30, 2021, compared to $53.9 million during the six months ended June 30, 2020. The growth in expenses year over year was mainly caused by an increase in salaries and benefit costs. Occupancy and equipment expenses have also grown as a result of our growth strategy.

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	06/30/21	06/30/20	% Change	03/31/21	% Change

Demand noninterest-bearing	$1,258,162	$1,095,782	15%	$1,244,437	1%
Demand interest-bearing	1,945,833	1,435,198	36%	1,874,286	4%
Money market and savings	1,168,516	902,528	29%	1,058,485	10%
Certificates of deposit	187,357	210,446	(11%)	185,891	1%
Total deposits	$4,559,868	$3,643,954	25%	$4,363,099	5%

Deposits increased by $916 million, or 25%, to $4.6 billion at June 30, 2021 compared to $3.6 billion at June 30, 2020. This increase can be attributed to our strategy to expand the reach of our banking model which focuses on enhancing the total customer experience including in-store, on-line and mobile banking options. High levels of customer service and convenience across all delivery channels drives the gathering of low-cost, core deposits. We recognized strong growth in demand deposit balances, including an increase in non-interest bearing demand deposits of 15%, year over year as a result of the successful execution of our strategy. The increase in demand deposits over the last twelve months is also a result of our participation in the PPP loan program. Many of the PPP loans originated were for small businesses that were previously not customers of Republic Bank. Many of these small businesses have chosen to move their primary banking relationship to Republic as a result of the outstanding level of service and cooperation they experienced during the PPP loan process. Commercial deposits were 45% of total deposits as of June 30, 2021.

Lending

Loans by type are as follows (dollars in thousands):

Description	06/30/21	06/30/20	% Growth	03/31/21	% Growth

Commercial and industrial	$212,003	$224,504	(6%)	$211,192	-%
Owner occupied real estate	478,547	434,422	10%	477,316	-%
Commercial real estate	736,293	664,605	11%	708,546	4%
Construction and land development	160,945	150,157	7%	153,062	5%
Residential mortgage	459,712	313,287	47%	425,106	8%
Consumer and other	93,125	101,680	(8%)	97,317	(4%)
Sub-total (excl PPP Loans)	2,140,625	1,888,655	13%	2,072,539	3%
Paycheck protection program	380,798	653,593	(42%)	633,280	(40%)
Gross Loans	$2,521,423	$2,542,248	(1%)	$2,705,819	(7%)

Gross loans decreased by $21 million, or 1%, at June 30, 2021 compared to June 30, 2020. Loans originated through the PPP loan program continue to be repaid or forgiven by the SBA which offsets the growth experienced in other categories in the portfolio. Excluding the impact of the PPP loans, gross loans increased by $252 million, or 13%, to $2.1 billion at June 30, 2021 compared to $1.9 billion at June 30, 2020. We continue to see results from the continued success with our relationship banking model which has driven a steady flow in quality loan demand. We experienced strongest growth in the owner-occupied real estate, commercial real estate and residential mortgage categories over the last twelve months.

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Three Months Ended
	06/30/21	03/31/21	06/30/20

Non-performing assets / capital and reserves	4%	4%	5%
Non-performing assets / total assets	0.26%	0.27%	0.31%
Quarterly net loan charge-offs / average loans*	0.00%	(0.02%)	0.03%
Allowance for loan losses / gross loans*	0.75%	0.78%	0.58%
Allowance for loan losses / non-performing loans	134%	122%	87%

*Note: PPP loans excluded when calculating % of total loan balances. See disclosure related to non-GAAP financial measures at the end of this release.

The percentage of non-performing assets to total assets decreased to 0.26% at June 30, 2021, compared to 0.31% at June 30, 2020. The allowance for loan losses as a percentage of total loans excluding PPP loans increased to 0.75% as of June 30, 2021 compared to 0.58% as of June 30, 2020. The allowance for loan losses as a percentage of non-performing loans increased to 134% at June 30, 2021 compared to 87% at June 30, 2020 as a result of the increase the allowance for loan losses over the last 12 months.

Capital

The Company’s capital ratios at June 30, 2021 were as follows:

	Actual 06/30/21 Bancorp	Actual 06/30/21 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	7.28%	6.96%	5.00%
Common Equity Ratio	10.40%	12.15%	6.50%
Tier 1 Risk Based Capital	12.69%	12.15%	8.00%
Total Risk Based Capital	13.31%	12.77%	10.00%
Tangible Common Equity	5.06%	5.89%	n/a

Total shareholders’ equity increased to $320 million at June 30, 2021 compared to $255 million at June 30, 2020. The increase was primarily driven by a capital raise completed during the third quarter of 2020. The Company issued $50 million of noncumulative perpetual preferred stock in August 2020. The preferred stock has an annual dividend of 7.00% payable on a quarterly basis and is convertible into shares of common stock at a price of $3.00 per share. Book value per common share increased to $4.62 at June 30, 2021 compared to $4.34 per share at June 30, 2020.

Non-GAAP Financial Measures

In addition to evaluating the Company’s financial results of operations in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management periodically supplements its evaluation with an analysis of certain non-GAAP financial measures that are intended to provide the reader with additional perspectives on operating results, financial conditions, and performance trends, while facilitating comparisons with the performance of other financial institutions. Non-GAAP financial measures are not a substitute for GAAP measures, rather, they should be read and used in conjunction with the Company’s GAAP financial information.

The Company believes that disclosing non-GAAP financial measures is both useful internally and is expected by our investors and analysts in order to better understand the overall performance of the Company. Other companies may calculate and define their non-GAAP financial measures and supplemental data differently.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	July 23, 2021
Time:	11:00am (EDT)
From the U.S. dial:	(888) 517-2513 [US Toll Free] or
(847) 619-6533 [US Toll]
Participant Pin:	7439 995#

An operator will assist you in joining the call.

About Republic First Bancorp, Inc.

Republic First Bancorp, Inc. is the holding company for Republic First Bank which does business under the name Republic Bank. Republic Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty-two stores located in Greater Philadelphia, Southern New Jersey, and New York City. Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; the effects of health emergencies, including the spread of infectious diseases and pandemics; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	March 31,	June 30,
(dollars in thousands, except per share amounts)	2021	2021	2020

ASSETS
Cash and due from banks	$16,371	$45,481	$36,786
Interest-bearing deposits and federal funds sold	750,328	783,417	654,458
Total cash and cash equivalents	766,699	828,898	691,244

Securities - Available for sale	773,977	635,646	382,221
Securities - Held to maturity	1,057,842	948,419	556,159
Restricted stock	3,510	3,039	3,789
Total investment securities	1,835,329	1,587,104	942,169

Loans held for sale	14,408	28,621	26,126

Loans receivable	2,521,423	2,705,819	2,542,248
Allowance for loan losses	(16,110)	(16,091)	(11,040)
Net loans	2,505,313	2,689,728	2,531,208

Premises and equipment	123,675	122,867	121,149
Other real estate owned	852	1,188	1,144
Other assets	131,162	137,552	121,603

Total Assets	$5,377,438	$5,395,958	$4,434,643

LIABILITIES
Non-interest bearing deposits	$1,258,162	$1,244,437	$1,095,782
Interest bearing deposits	3,301,706	3,118,661	2,548,172
Total deposits	4,559,868	4,363,099	3,643,954

Short-term borrowings	387,509	611,114	438,478
Subordinated debt	11,274	11,273	11,268
Other liabilities	98,346	102,096	85,765

Total Liabilities	5,056,997	5,087,582	4,179,465

SHAREHOLDERS' EQUITY
Preferred stock	20	20	-
Common stock	594	594	594
Additional paid-in capital	323,442	322,861	273,118
Accumulated deficit	3,167	(1,892)	(10,297)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(2,874)	(9,299)	(4,329)

Total Shareholders' Equity	320,441	308,376	255,178

Total Liabilities and Shareholders' Equity	$5,377,438	$5,395,958	$4,434,643

Republic First Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share amounts)	2021	2021	2020	2021	2020

INTEREST INCOME
Interest and fees on loans	$28,460	$29,903	$22,737	$58,363	$42,910
Interest and dividends on investment securities	6,830	6,468	5,072	13,298	11,893
Interest on other interest earning assets	64	49	50	113	339
Total interest income	35,354	36,420	27,859	71,774	55,142

INTEREST EXPENSE
Interest on deposits	4,641	4,915	5,320	9,556	11,745
Interest on borrowed funds	74	73	112	147	216
Total interest expense	4,715	4,988	5,432	9,703	11,961

Net interest income	30,639	31,432	22,427	62,071	43,181
Provision for loan losses	-	3,000	1,000	3,000	1,950

Net interest income after provision for loan losses	30,639	28,432	21,427	59,071	41,231

NON-INTEREST INCOME
Service fees on deposit accounts	3,260	3,960	2,328	7,220	4,392
Mortgage banking income	2,908	4,564	3,389	7,472	5,847
Gain on sale of SBA loans	633	761	269	1,394	918
Gain on sale of investment securities	2	-	1,640	2	2,481
Other non-interest income	877	990	798	1,867	1,331
Total non-interest income	7,680	10,275	8,424	17,955	14,969

NON-INTEREST EXPENSE
Salaries and employee benefits	14,855	14,722	13,177	29,577	26,558
Occupancy and equipment	5,846	6,071	5,554	11,917	10,851
Legal and professional fees	1,048	1,025	1,009	2,073	1,939
Foreclosed real estate	492	98	75	590	357
Regulatory assessments and related fees	881	726	675	1,607	1,305
Other operating expenses	7,396	6,705	6,174	14,101	12,926
Total non-interest expense	30,518	29,347	26,664	59,865	53,936

Income before provision for income taxes	7,801	9,360	3,187	17,161	2,264

Provision for income taxes	1,867	2,292	675	4,159	345

Net income	5,934	7,068	2,512	13,002	1,919

Preferred stock dividends	875	875	-	1,750	-

Net income attributable to common shareholders	$5,059	$6,193	$2,512	$11,252	$1,919

Net Income per Common Share
Basic	$0.09	$0.11	$0.04	$0.19	$0.03
Diluted	$0.08	$0.09	$0.04	$0.17	$0.03

Average Common Shares Outstanding
Basic	58,875	58,860	58,851	58,868	58,849
Diluted	76,164	75,817	58,883	75,982	58,911

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	June 30, 2021			March 31, 2021			June 30, 2020

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$306,222	$64	0.08%	$208,397	$49	0.09%	$198,345	$50	0.10%
Investment securities	1,688,807	6,830	1.62%	1,430,854	6,488	1.81%	1,033,560	5,077	1.96%
Loans receivable	2,658,540	28,460	4.29%	2,676,705	30,019	4.45%	2,335,500	22,884	3.94%
Total interest-earning assets	4,653,569	35,354	3.05%	4,315,956	36,556	3.44%	3,567,405	28,011	3.16%

Other assets	262,404			276,967			266,178

Total assets	$4,915,973			$4,592,923			$3,833,583

Interest-bearing liabilities:

Demand non interest-bearing	$1,230,690			$1,087,052			$984,771
Demand interest-bearing	1,963,848	3,283	0.67%	1,846,968	3,258	0.72%	1,397,790	2,856	0.82%
Money market & savings	1,098,340	932	0.34%	1,013,275	1,119	0.45%	858,782	1,431	0.67%
Time deposits	187,093	425	0.91%	184,831	538	1.18%	208,838	1,033	1.99%
Total deposits	4,479,971	4,640	0.42%	4,132,126	4,915	0.48%	3,450,181	5,320	0.62%

Total interest-bearing deposits	3,249,281	4,640	0.57%	3,045,074	4,915	0.65%	2,465,410	5,320	0.87%

Other borrowings	21,104	75	1.43%	46,059	73	0.64%	45,474	112	0.99%
									.

Total interest-bearing liabilities	3,270,385	4,715	0.58%	3,091,133	4,988	0.65%	2,510,884	5,432	0.87%
Total deposits and other borrowings	4,501,075	4,715	0.42%	4,178,185	4,988	0.48%	3,495,655	5,432	0.62%

Non interest-bearing liabilities	100,272			104,843			83,884
Shareholders' equity	314,626			309,895			254,044
Total liabilities and shareholders' equity	$4,915,973			$4,592,923			$3,833,583

Net interest income		$30,639			$31,568			$22,579
Net interest spread			2.47%			2.79%			2.29%

Net interest margin			2.64%			2.97%			2.55%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the six months ended			For the six months ended
(dollars in thousands)	June 30, 2021			June 30, 2020

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$257,580	$112	0.09%	$139,842	$339	0.49%
Securities	1,560,543	13,339	1.71%	1,095,032	11,903	2.17%
Loans receivable	2,667,572	58,593	4.43%	2,071,941	43,203	4.19%
Total interest-earning assets	4,485,695	72,044	3.24%	3,306,815	55,445	3.37%

Other assets	269,645			263,504

Total assets	$4,755,340			$3,570,319

Interest-bearing liabilities:

Demand non interest-bearing	$1,159,267			$814,686
Demand interest-bearing	1,905,731	6,541	0.69%	1,367,718	6,277	0.92%
Money market & savings	1,056,042	2,051	0.39%	805,646	3,214	0.80%
Time deposits	185,968	963	1.04%	217,512	2,254	2.08%
Total deposits	4,307,008	9,555	0.45%	3,205,562	11,745	0.74%

Total interest-bearing deposits	3,147,741	9,555	0.61%	2,390,876	11,745	0.99%

Other borrowings	33,513	148	0.89%	28,713	216	1.51%

Total interest-bearing liabilities	3,181,254	9,703	0.62%	2,419,589	11,961	0.99%
Total deposits and other borrowings	4,340,521	9,703	0.45%	3,234,275	11,961	0.74%

Non interest-bearing liabilities	102,017			84,050
Shareholders' equity	312,802			251,994
Total liabilities and shareholders' equity	$4,755,340			$3,570,319

Net interest income		$62,341			$43,484
Net interest spread			2.62%			2.38%

Net interest margin			2.80%			2.64%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

				Year
	Three months ended			ended	Six months ended
	June 30,	March 31,	June 30,	Dec 31	June 30,	June 30,
(dollars in thousands)	2021	2021	2020	2020	2021	2020

Balance at beginning of period	$16,091	$12,975	$10,217	$9,266	$12,975	$9,266

Provision charged to operating expense	-	3,000	1,000	4,200	3,000	1,950
	16,091	15,975	11,217	13,466	15,975	11,216

Recoveries on loans charged-off:
Commercial	43	147	14	51	190	31
Consumer	49	3	1	13	52	7
Total recoveries	92	150	15	64	242	38

Loans charged-off:
Commercial	(61)	-	(149)	(448)	(61)	(149)
Consumer	(12)	(34)	(43)	(107)	(46)	(65)

Total charged-off	(73)	(34)	(192)	(555)	(107)	(214)

Net (charge-offs) recoveries	19	116	(177)	(491)	135	(176)

Balance at end of period	$16,110	$16,091	$11,040	$12,975	$16,110	$11,040

Net (charge-offs) recoveries as a percentage of average loans outstanding	(0.00%)	(0.02%)	0.03%	0.02%	(0.01%)	0.02%

Allowance for loan losses as a percentage of period-end loans	0.64%	0.59%	0.43%	0.49%	0.64%	0.43%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2021	2021	2020	2020	2020

Non-accrual loans:
Commercial real estate	$10,069	$10,628	$10,232	$10,641	$10,747
Consumer and other	1,982	2,562	2,014	1,808	1,970
Total non-accrual loans	12,051	13,190	12,246	12,449	12,717

Loans past due 90 days or more and still accruing	996	-	612	-	-

Total non-performing loans	13,047	13,190	12,858	12,449	12,717

Other real estate owned	852	1,188	1,188	1,113	1,144

Total non-performing assets	$13,899	$14,378	$14,046	$13,562	$13,861

Non-performing loans to total loans	0.52%	0.49%	0.49%	0.47%	0.50%

Non-performing assets to total assets	0.26%	0.27%	0.28%	0.27%	0.31%

Non-performing loan coverage	133.68%	121.99%	100.91%	95.20%	86.81%

Allowance for loan losses as a percentage of total period-end loans	0.64%	0.59%	0.49%	0.45%	0.43%

Non-performing assets / capital plus allowance for loan losses	4.13%	4.44%	4.37%	4.31%	5.21%